FOR IMMEDIATE RELEASE:
January 15, 2014
Investor Contact:
Craig Felenstein
craig_felenstein@discovery.com
212-548-5109

Media Contact:
Michelle Russo
michelle_russo@discovery.com
240-662-2901

DISCOVERY COMMUNICATIONS TO APPOINT JB PERRETTE AS NEXT PRESIDENT OF DISCOVERY NETWORKS INTERNATIONAL

(Silver Spring, Md. ) Discovery Communications today announced that JB Perrette will become the next President of Discovery Networks International. Perrette takes over for 23-year Discovery veteran Mark Hollinger, who announced his resignation in September.

“JB is one of the smartest and most versatile executives I have worked with in the media business. Since his time at NBC as a leader in business development, distribution and digital to all the success and value he has built at Discovery, JB has it all -- strong strategic vision, operational expertise and exceptional team-building skills. This is a demanding role like no other, which I believe requires a corporate executive with a broad background to oversee all aspects of the business across 220 countries. Having spent half his career internationally, and with a unique mix of distribution, digital, strategy and business development experience, JB is the perfect fit to lead Discovery's international operations,” said David Zaslav, President and CEO of Discovery Communications.

Perrette will oversee the company’s international business with current regional and functional leaders Dee Forbes, President and Managing Director, Discovery Networks Western Europe; Kasia Kieli, President and Managing Director, Discovery Networks Central & Eastern Europe, Middle East and Africa; Henrik Ravn, President and CEO, SBS Discovery Media Nordics; Henry Martinez, President and Managing Director, Discovery Networks Latin America/U.S. Hispanic; Arjan Hoekstra, President and Managing Director, Discovery Networks Asia-Pacific; Doug Baker, EVP and Chief Financial Officer, Discovery Networks International; Luis Silberwasser, EVP and Chief Content Officer, Discovery Networks International; Tom Keaveny, President, International Affiliate Sales; and John Honeycutt, EVP and Chief Operating Officer, Discovery Networks International, reporting to him.

“Discovery’s regional leaders are simply the best global operating team in all of media,” said Perrette. “Through strong organic growth as well as selective strategic acquisitions and partnerships, Mark and the team have built Discovery Networks International's unrivaled footprint with powerful brands that are valued by viewers, advertisers and distribution partners around the world. I look forward to working closely with the world-class DNI team and fantastic collaborators as we capitalize on that momentum and chart the next phase of growth for Discovery.”

Discovery’s international business has been growing rapidly for the past several years. In 2013, Discovery completed the acquisition and integration of SBS Nordics; acquired a 20 percent stake in Eurosport, the largest pan-European sports platform; launched TLC in the UK; and grew international ratings by 25 percent - all solidifying the company’s position as the #1 pay-TV programmer in the world. Today, profits from the DNI business have grown to a level that matches Discovery’s overall profits just seven years ago.

Since joining Discovery in October 2011, Perrette has built best-in-class digital and technology organizations helping to establish Discovery’s industry-leading presence in the digital media field. With Perrette at the helm, Discovery has become a leading provider of high-quality nonfiction media across all screens. Perrette and his team led the successful acquisitions of Revision3 and DeFranco Creative, strategic investments in Lumosity and Learnist, the launches of digital/online networks Animalist and TestTube, and the implementation of innovative live online experiences such as SKYWIRE LIVE and Animal Planet L!VE. Sean Atkins will serve as the acting head of Discovery’s Digital business as the company performs an internal and external search for its next Chief Digital Officer. In addition, the IT/EOS teams, led by Kevin Loftis and Larry Laque, will now report to Andrew Warren, Chief Financial Officer of Discovery Communications.

Prior to joining Discovery, Perrette spent 11 years with NBCUniversal, where he most recently served as President, Digital and Affiliate Distribution, and Content Distribution Strategy, leading North American distribution of television and film content across platforms. He also helped launch new digital channels Sleuth (now Cloo), Chiller and Universal HD and played a leadership role in developing the industry-leading digital venture, Hulu. Perrette’s previous roles at NBC Universal included CFO of NBC Universal Cable, CFO of Bravo Media, and VP of NBC Business Development. Before joining NBC in 2000, Perrette was a member of General Electric’s top leadership development program based in London, and at CS First Boston in London and Tokyo.

About Discovery CommunicationsDiscovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world's #1 nonfiction media company reaching 2.5 billion cumulative subscribers in over 220 countries and territories. Discovery is dedicated to satisfying curiosity through more than 190 worldwide television networks, led by Discovery Channel, TLC, Animal Planet, Science and Investigation Discovery, as well as U.S. joint venture networks OWN: Oprah Winfrey Network and the Hub Network. Across the Nordic region, Discovery owns and operates SBS Discovery Media, a top-three portfolio of television brands that feature leading nonfiction content, as well as locally produced entertainment programs, sports and the best scripted series and movies from major studios. Discovery also is a leading provider of educational products and services to schools, including an award-winning series of K-12 digital textbooks, and a digital leader with a diversified online portfolio, including Discovery Digital Networks. For more information, please visit www.discoverycommunications.com.